Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”) is entered into as of June 5, 2019, by and among Expedia Group, Inc., a Delaware corporation (“Parent”), LEMS I LLC, a single member Delaware limited liability company and Wholly Owned Subsidiary of Parent (“Merger LLC”), LEMS II Inc., a Delaware corporation and a Wholly Owned Subsidiary of Merger LLC (“Merger Sub”), and Liberty Expedia Holdings, Inc., a Delaware corporation (the “Company” and, together with each of Parent, Merger LLC and Merger Sub, each a “Party” and, collectively, the “Parties”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

R E C I T A L S

WHEREAS, on April 15, 2019, the Parties entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, the Parties agreed that, on the Closing Date, (i) Merger Sub shall merge with and into the Company (the “Merger”), on the terms and subject to the conditions of the Merger Agreement and in accordance with Section 251 of the General Corporation Law of the State of Delaware (“DGCL”), with the Company surviving the Merger as the Surviving Corporation and (ii) immediately following the Merger, the Surviving Corporation will merge with and into Merger LLC (the “Upstream Merger”), in accordance with Section 267 of the DGCL and Section 18-209(i) of the Delaware Limited Liability Company Act, with Merger LLC surviving the Upstream Merger as the Surviving Company;

WHEREAS, Section 2.8(a) of the Merger Agreement contemplates that, prior to the Effective Time, the Company may request that, in lieu of the treatment prescribed in Section 2.8(a) of the Merger Agreement, Company Stock Options that remain outstanding immediately prior to the Effective Time be converted into the right to receive a cash payment on terms equivalent to those set forth in Section 2.8 of the Merger Agreement (“Cash Treatment”), and that Parent would consider such a request in good faith;

WHEREAS, the Company has requested Cash Treatment for the Specified Company Stock Options (as herein defined) and Parent has agreed to such request;

WHEREAS, the Parties desire to adopt certain amendments to the terms of the Merger Agreement, in accordance with Section 8.5 of the Merger Agreement, in order to provide for Cash Treatment for the Specified Company Stock Options as more fully set forth in this Amendment; and

WHEREAS, the Parties desire to adopt certain amendments to the terms of the Merger Agreement, in accordance with Section 8.5 of the Merger Agreement, in order to amend the treatment of fractional shares of Parent Common Stock entitled to be received by record holders of Company Common Stock as more fully set forth in this Amendment.

NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Parties hereby agree as follows:

1.           Amendment to Section 1.1.  Section 1.1 of the Merger Agreement is hereby amended by inserting the following text immediately following the definition of “Special Committee”:

“Specified Company Stock Options” means the Company Stock Options identified on Schedule 1 hereto.

2.           Amendment to Replace Exhibit B to Agreement and Plan of Merger.  The Merger Agreement is hereby amended by deleting Exhibit B thereto and appending Exhibit B hereto to the Merger Agreement as Exhibit B thereto.

3.           Amendment to Replace Exhibit C to Agreement and Plan of Merger.  The Merger Agreement is hereby amended by deleting Exhibit C thereto and appending Exhibit C hereto to the Merger Agreement as Exhibit C thereto.

4.           Amendment to Replace Exhibit D to Agreement and Plan of Merger.  The Merger Agreement is hereby amended by deleting Exhibit D thereto and appending Exhibit D hereto to the Merger Agreement as Exhibit D thereto.

5.           Amendment to Add Schedule 1 to Agreement and Plan of Merger.  The Merger Agreement is hereby amended by appending Schedule 1 hereto to the Merger Agreement as Schedule 1 thereto.

6.           Amendment to Section 2.6(a)(ii)(1).  Section 2.6(a)(ii)(1) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(1)                 Each share of Company Series A Common Stock issued and outstanding immediately prior to the Effective Time shall automatically, and without any election on the part of the Company Stockholders, be converted into the right to receive a number of shares of Parent Common Stock such that each holder of record of shares of Company Series A Common Stock immediately prior to the Effective Time shall have the right to receive, in the aggregate, a number of shares of Parent Common Stock equal to the product of (x) the total number of shares of Company Series A Common Stock held of record by such holder immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, with such product rounded up to the next whole share of Parent Common Stock (such shares of Parent Common Stock, the “Series A Consideration”); and”

7.           Amendment to Section 2.6(a)(ii)(2).  Section 2.6(a)(ii)(2) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(2)       Each share of Company Series B Common Stock issued and outstanding immediately prior to the Effective Time shall automatically, and without any election on the part of the Company Stockholders, be converted into the right to receive a number of shares of Parent Common Stock such that each holder of record of shares of Company Series B Common Stock immediately prior to the Effective Time shall have the right to receive, in the aggregate, a number of shares of Parent Common Stock equal to the product of (x) the total number of shares of Company Series B Common Stock held of record by such holder immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, with such product rounded up to the next whole share of Parent

Common Stock (such shares of Parent Common Stock, the “Series B Consideration”, and together with the Series A Consideration, the “Merger Consideration”).”

8.           Amendment to Section 2.7(b).  Section 2.7(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(b)       Exchange Procedure.  Each holder of shares of Company Common Stock that have been converted into a right to receive the Merger Consideration to be issued in consideration therefor, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or compliance with Parent’s customary procedures with respect to the exchange of Book Entry Shares, will be entitled to receive (i) the number of whole shares of Parent Common Stock (which shall be in non-certificated book-entry form unless a physical Certificate is requested) that such holder has the right to receive pursuant to Section 2.6 and (ii) a check in the amount equal to dividends and other distributions, if any, payable in respect of such whole shares pursuant to Section 2.7(d). Any such Certificate or Book Entry Share shall forthwith be cancelled. No interest shall be paid or accrued on any Merger Consideration or on any unpaid dividends and distributions payable to holders of Certificates or Book Entry Shares.  Until so surrendered, each Certificate and Book Entry Share shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration and any dividends and other distributions in accordance with Section 2.7(d).”

9.              Amendment to Section 2.7(e).  Section 2.7(e) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(e)  Fractional Shares.  No fractional shares of Parent Common Stock shall be issued in connection with the Merger.  For the avoidance of doubt, no Person that is not a record holder of Company Series A Common Stock or Company Series B Common Stock will be entitled hereunder to have any fractional shares of Parent Common Stock rounded up (and such rounding shall only apply with respect to shares of Company Series A Common Stock and/or Company Series B Common Stock held of record by any such record holder), and none of Parent, the Company, Merger Sub or Merger LLC shall have any obligation pursuant to Section 2.6(a)(ii)(1) or Section 2.6(a)(ii)(2) with respect to any Person that is not a record holder of Company Series A Common Stock or Company Series B Common Stock, respectively (or with respect to any shares of Company Series A Common Stock or Company Series B Common Stock, respectively, held in any manner other than as shares held of record by such record holder).”

10.        Amendment to Section 2.8(a).  Section 2.8(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(a)       At the Effective Time, (i) each Specified Company Stock Option (whether or not vested) that is outstanding and unexercised immediately prior to the Effective Time automatically shall be canceled and converted into the right to receive (without interest), as soon as reasonably practicable after the Effective Time, cash in an amount equal to the product of (A) the excess, if any, of the Per Share Cash Equivalent Consideration over the per share exercise price of such Company Stock Option, multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, less applicable Tax withholdings, and (ii) each Company Stock Option (whether or not vested) that is outstanding and unexercised immediately prior to the Effective Time, other than Specified Company Stock Options, automatically shall be cancelled and converted into the right to receive (without interest), as soon as reasonably practicable after the Effective Time, a number of shares of Parent Common Stock equal to (x) the Exchange Ratio multiplied by (y) the number of Net Shares covered by such Company Stock Option, less applicable Tax withholdings; provided, however, that the aggregate number of shares of Parent Common Stock delivered to each holder of Company Stock Options that are not Specified Company Stock Options shall be rounded up to the next whole share of Parent Common Stock.”

11.        Merger Agreement Remains in Effect.  Except as expressly amended by this Amendment, the Merger Agreement remains in full force and effect and nothing in this Amendment shall otherwise affect any other provision of the Merger Agreement or the rights and obligations of the Parties.

12.        References to the Merger Agreement.  After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment.

13.        Incorporation by Reference.  Sections 8.8 (Counterparts), 8.9 (Applicable Law), 8.10 (Jurisdiction), 8.11 (Waiver of Jury Trial), 8.12 (Joint Participation in Drafting this Agreement), 8.13 (Enforcement of this Agreement) and 8.15 (Severability) of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

14.        Representations of Parent, Merger Sub and Merger LLC.  Each of Parent, Merger Sub and Merger LLC represents to the Company that:

(a)           the execution, delivery and performance of this Amendment by Parent, Merger Sub and Merger LLC have been duly authorized by all necessary corporate or other action on the part of the Special Committee (including pursuant to Section 8.5 of the Merger Agreement), Parent, Merger Sub and Merger LLC, respectively, and no other corporate or other proceedings on the part of the Special Committee, Parent, Merger Sub and Merger LLC are necessary to authorize this Amendment or the matters contemplated hereby; and

(b)           this Amendment has been duly executed and delivered by each of Parent, Merger Sub and Merger LLC, and constitutes a valid and binding obligation of each of Parent, Merger Sub and Merger LLC, and, assuming this Amendment constitutes a valid and binding obligation of the Company, is enforceable against each of Parent, Merger Sub and Merger LLC in accordance with its terms, except as enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium, liquidation or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law.

15.        Representations of the Company.  The Company represents to each of Parent, Merger Sub and Merger LLC that:

(a)           the execution, delivery and performance of this Amendment by the Company have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Amendment or the matters contemplated hereby; and

(b)           this Amendment has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, and assuming this Amendment constitutes a valid and binding obligation of Parent, Merger Sub and Merger LLC, is enforceable against the Company in accordance with its terms, except as enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium, liquidation or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

EXPEDIA GROUP, INC.

By:	/s/ Mark D. Okerstrom
Name: Mark D. Okerstrom
Title: President and Chief Executive Officer

LEMS II INC.

By:	/s/ Mark D. Okerstrom
Name: Mark D. Okerstrom
Title: President and Chief Executive Officer

LEMS I LLC

By:	/s/ Mark D. Okerstrom
Name: Mark D. Okerstrom
Title: President and Chief Executive Officer

LIBERTY EXPEDIA HOLDINGS, INC.

By:	/s/ Christopher W. Shean
Name: Christopher W. Shean
Title: President and Chief Executive Officer

[Signature Page to Amendment No. 1 to Merger Agreement]